Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES THIRD FISCAL QUARTER

AND NINE MONTHS RESULTS

Warren, PA. JULY 15/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces operating results for the third fiscal quarter and nine month period and ended May 31, 2014.

During the third fiscal quarter ended May 31, 2014, a scheduled maintenance turnaround was successfully completed. The turnaround was for approximately 33 days. This affected refinery production, sales and profits for the third quarter. Crude throughput for the quarter averaged 39,700 barrels per day (bpd) versus crude throughput averaging 61,900 bpd for the same period a year ago.

Net income for the third fiscal quarter ended May 31, 2014 was $3.2 million, a decrease of $41.4 million from a net income of $44.6 million for the third quarter ended May 31, 2013. Net income for the nine months ended May 31, 2014 was $59.8 million, a decrease of $108.0 million from net income of $167.8 million for the nine months ended May 31, 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA)1 on a FIFO basis for the three months ended May 31, 2014 was $55.1 million, a decrease of $50.6 million from $105.7 million for the three months ended May 31, 2013. EBITDA on a FIFO basis for the nine months ended May 31, 2014 was $124.6 million, a decrease of $201.7 million from $326.3 million for the nine months ended May 31, 2013.

EBITDA on a LIFO basis for the three months ended May 31, 2014 was $19.5 million, a decrease of $70.5 million from $90.0 million for the three months ended May 31, 2013. This decrease is primarily attributable to the effect of a $35.6 million LIFO charge in the May 2014 quarter and a $15.7 million LIFO charge in the May 2013 quarter. EBITDA on a LIFO basis for the nine months ended May 31,

[1]

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

2014 was $140.3 million, a decrease of $185.2 million from $325.5 million for the nine months ended May 31, 2013.

Net sales for the fiscal quarter ended May 31, 2014 decreased $99.2 million, or 11.2%, to $784.3 million from $883.5 million for the quarter ended May 31, 2013. Net sales for the nine months ended May 31, 2014 decreased $261.0 million, or 9.6%, to $2,449.7 million from $2,710.7 million for the nine months ended May 31, 2013.

As of May 31, 2014, the Company’s liquidity position included $46.0 million of cash and cash equivalents and there were no borrowings against the $175.0 million Revolving Credit Facility.

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	Unaudited		Unaudited

Net Sales	$784,269	$883,520	$2,449,703	$2,710,691
Operating Income	$12,801	$83,688	$120,052	$306,334
Net Income	$3,232	$44,559	$59,815	$167,768
Income Tax Expense	$2,067	$28,513	$38,235	$107,282
EBITDA -LIFO Basis (A)	$19,494	$90,007	$140,306	$325,489

(A)	EBITDA Reconciliation

UNITED REFINING COMPANY

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
	Unaudited		Unaudited

Net Income	$3,232	$44,559	$59,815	$167,768
Interest Expense	6,689	10,039	20,006	29,285
Income Tax Expense	2,067	28,513	38,235	107,282
Depreciation	5,114	4,828	15,261	14,677
Amortization	2,392	2,068	6,989	6,477

EBITDA – LIFO Basis	$19,494	$90,007	$140,306	$325,489

LIFO Inventory Adjustment	(35,608)	(15,733)	15,706	(852)

EBITDA – FIFO Basis	$55,102	$105,740	$124,600	$326,341
Non Cash Loss on Derivatives	—	—	—	2,319

Adjusted EBITDA – FIFO Basis	$55,102	$105,740	$124,600	$328,660

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 359 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact:	John A. Catsimatidis, Chairman and CEO Telephone: (212) 956-5803.
James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.